Exhibit (a)(5)(B)

Bluegreen Vacations Holding Corporation

Announces Preliminary Results of Tender Offer

BOCA RATON, Florida – December 27, 2022 – Bluegreen Vacations Holding Corporation (NYSE: BVH) (OTCQX: BVHBB) (“Bluegreen” or the “Company”) announced today the preliminary results of its cash tender offer to purchase up to 4,500,000 shares of its Class A Common Stock at a purchase price of $25.00 per share. The tender offer expired at 5:00 P.M., Eastern time, on Friday, December 23, 2022.

Based on the preliminary count by American Stock Transfer & Trust Company, LLC, the Depositary for the tender offer, a total of 3,133,708 shares of Bluegreen’s Class A Common Stock were properly tendered and not withdrawn, including 262,518 shares that were tendered by notice of guaranteed delivery. In accordance with the terms and conditions of the tender offer, Bluegreen expects to purchase all 3,133,708 shares tendered for an aggregate price of approximately $78.3 million, excluding fees and expenses relating to the tender offer. The shares expected to be purchased represent approximately 19.5% of the issued and outstanding shares of Bluegreen’s Class A Common Stock and 15.8% of the total number of issued and outstanding shares of Bluegreen’s Class A Common Stock and Class B Common Stock. Based on the preliminary number of shares expected to be purchased, Bluegreen will have 16,640,621 shares of Common Stock issued and outstanding following the purchase, consisting of 12,976,504 shares of Class A Common Stock and 3,664,117 shares of Class B Common Stock.

The number of shares of Bluegreen’s Class A Common Stock expected to be purchased in the tender offer and the aggregate purchase price for the shares indicated above are preliminary and subject to final confirmation by the Depositary and the proper delivery of shares tendered, including shares tendered pursuant to the guaranteed delivery procedure. The final results of the tender offer will be announced, and payment for shares of Bluegreen’s Class A Common Stock accepted for purchase in the tender offer will commence, promptly following completion of the confirmation process. It is expected that the final results of the tender offer will be announced and payment for shares accepted in the tender offer will commence by Friday, December 30, 2022. Any shares tendered in the tender offer but not accepted for purchase (e.g., due to irregularities, defects, or tenders otherwise determined by Bluegreen to be invalid) will be promptly returned to tendering shareholders following completion of the confirmation process.

Shareholders who have questions or would like additional information about the tender offer may contact the Information Agent for the tender offer, Laurel Hill Advisory Group, LLC, toll-free at (888) 742-1305.

About Bluegreen Vacations Holding Corporation:

Bluegreen Vacations Holding Corporation (NYSE: BVH; OTCQX: BVHBB) is a leading vacation ownership company that markets and sells vacation ownership interests and manages resorts in popular leisure and urban destinations. The Bluegreen Vacation Club is a flexible, points-based, deeded vacation ownership plan with 70 Club and Club Associate Resorts and access to nearly 11,300 other hotels and resorts through partnerships and exchange networks. The Company also offers a portfolio of comprehensive, fee-based resort management, financial, and sales and marketing services to, or on behalf of, third parties.

For further information, please visit us at:

Bluegreen Vacations Holding Corporation: www.BVHCorp.com

Bluegreen Vacations Holding Corporation Contact Info:

Investor Relations: Leo Hinkley, Managing Director, Investor Relations Officer

Telephone: 954-399-7193

Email: Leo.Hinkley@BVHCorp.com

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This press release contains forward-looking statements. All opinions, forecasts, projections, future plans, and other statements, other than statements of historical fact, are forward-looking statements. The forward-looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on current expectations and involve risks, uncertainties, and other factors, many of which are beyond the Company’s control, that may cause actual results or performance to differ from those set forth or implied in the forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to the tender offer described in this press release, including that the results of the tender offer announced in this press release are preliminary and are subject to adjustment and final confirmation. Reference is also made to the risks and uncertainties relating to the business, operations, affairs, plans, strategies, results, and financial condition of the Company, and the ownership of the Company’s stock, detailed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (including the “Risk Factors” section thereof) and Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, which may be viewed on the SEC’s website at www.sec.gov and in the “Investor Relations” section of the Company’s website at www.BVHCorp.com. The Company cautions that the foregoing factors are not exclusive. Readers should not place undue reliance on any forward-looking statement, which speaks only as of the date made.